Exhibit 99.1

                             [PACIFIC BEPURE LOGO]


       PACIFIC BEPURE 2010 SECOND QUARTER SALES GREW 31.98% YEAR OVER YEAR

JINJIANG CITY, CHINA--(August 16, 2010) - PACIFIC BEPURE INDUSTRY INC. (OTCBB:PBEP) (THE "COMPANY"), one of China's leading domestic casual and sports footwear companies whose products are sold under the Baopiao (or Bepure) label,
- today reported that a very positive consumer response to the Company's new "Travel Time" casual and sports shoe lines, and growing success in South American sales, propelled a 31.98% increase in second quarter year over year sales for the period ended June 30, 2010. Sales also reached a record $9,287,177 in the first six months this year, reflecting a 31.53% gain over sales in the first half of 2009.

The Company also reported that year over year net profit through the first half of 2010 increased 25.09% to a record $1,622,886, or $0.11 per share, despite a year-over-year reduction in gross margins in the second quarter from 37.7% to 30.1%, as post Chinese New Year labor costs increased, as did the cost of raw materials. This contributed to a smaller year over year 5.43% gain in net income in the second quarter 2010 to $736,905 or $0.05 per share.

STRONG DOMESTIC AND INTERNATIONAL CONSUMER APPEAL

Mr. Haiting Li, Chairman and CEO of the Company, commented, "We are very pleased with the sales gains achieved across all geographic areas in which we operate throughout China. The approximately 30% sales growth domestically, in the second quarter, clearly reflects a very positive consumer response - - especially among young active women - - to our reorganized, well designed product lines. At the same time, we continued to take steps to expand, improve and increase control of our domestic distribution, while also implementing a successful international expansion in South America, where sales grew to approximately 41% of total sales in the second quarter.

THE FOUR TRAVEL SERIES: A GROWING SUCCESS

During the second quarter of 2010 the Company continued to develop and promote its Baopiao brand, under which all of its products are sold, and its reorganized, scalable four "Travel Series" lines of casual and sports footwear.

A particular success in the spring/summer period has been the Company's "Free Travel" series of casual and sports footwear, aimed at China's growing number of fashionable, young consumers. This fresh new line was expanded and saw the launch of many new products, which were flexibly marketed and promoted through endorsements and sponsorships of local events to respond to the variety of consumer preferences in different regions of China. Looking to further growth of this line, an autumn and winter line was developed and displayed at the Company's new product show in May, where it attracted buy orders from a number of distributors from more than 20 provinces who attended the event.

GEOGRAPHIC RESULTS

Sales during the quarter in the Company's largest domestic market, the "northern market," were up slightly as distributors in this market reorganized their distribution modes. More significant increases occurred in the eastern section of the country where distributors increased their investments, and the southern section where results were bolstered by a new, more effective distributor.

In South America, where the sales increased in the second quarter of 2010 36.24% compared to the second quarter of last year, the Company's success was due in large measure to competitive pricing, but also to a more diverse, exciting product line and growing brand awareness which the Company believes can open the door to further international growth.

During the quarter ended June 30, 2010, the Company also continued to focus on attracting new distributors and expanding its sales network, with a goal of extending into new provinces and cities with attractive demographics.

INTERNET SALES OFF THE GROUND

During the quarter ended June 30, 2010, the Company continued to ramp up Internet sales. In May, 2010, it commenced operations of an online shopping portal and registered the official Baopiao online store with Taobao, a leading Internet destination for shopping, socializing and information sharing in China. Plans for promoting Internet sales in cooperation with other shopping networks have been drawn up and will be executed in the coming months as the Company aims to capitalize on the rapid growth of Internet sales in China.

FINANCIAL STRENGTH/NEW MANUFACTURING FACILITY

Reflecting continuing attention to financial management, the Company's inventory turnaround declined to 25 days and it saw another reduction in accounts receivable turnover to 148 days from 168 days in the first six months last year. As of June 30, 2010, cash and cash equivalents increased $493,111 to $4,818,287. Additionally, the Company had no long term loans outstanding and its gearing ratio was 52.11%. The Company has maintained financial strength while funding the building of a new factory and workplace with greatly expanded capacity.

LOOKING AHEAD

Mr. Li concluded, "We are very confident we have been taking the right steps in our product design and development, and manufacturing and distribution to continue to achieve our growth goals. Our particular focus will remain on the strengthening and expansion of brand awareness in the places we currently have sales and in new areas of the country and internationally, where we believe there are strong new growth opportunities. As we continue to expand sales, our focus also will be on ensuring bottom line growth."

                          Pacific Bepure Industry Inc.
                 Condensed Consolidated Statements of Income and
                   Comprehensive Income For the three and six
                       months ended June 30, 2010 and 2009
                             (Stated in US Dollars)

                                                        Six months ended                  Three months ended
                                                            June 30,                           June 30,
                                                  ----------------------------        ----------------------------
                                                     2010             2009               2010             2009
                                                  -----------      -----------        -----------      -----------
                                                  (Unaudited)      (Unaudited)        (Unaudited)      (Unaudited)
Sales revenue                                     $ 9,287,177      $ 7,061,013        $ 4,554,762      $ 3,451,003
Cost of sales                                       6,212,044        4,655,467          3,162,378        2,151,013
                                                  -----------      -----------        -----------      -----------

Gross profit                                        3,075,133        2,405,546          1,392,384        1,299,990
                                                  -----------      -----------        -----------      -----------
Operating expenses
  Administrative expenses                             581,045          448,962            260,032          243,127
  Selling expenses                                    144,424          118,475             71,448           79,436
                                                  -----------      -----------        -----------      -----------
                                                      725,469          567,437            331,480          322,563
                                                  -----------      -----------        -----------      -----------

Income from operations                              2,349,664        1,838,109          1,060,904          977,427
Other (expense)/income                                (22,934)          (1,930)             3,783            6,608
Finance costs                                        (122,576)         (56,519)           (61,339)         (32,320)
                                                  -----------      -----------        -----------      -----------

Income before income taxes                          2,204,154        1,779,660          1,003,348          951,715
Income taxes                                         (581,268)        (482,334)          (266,443)        (252,776)
                                                  -----------      -----------        -----------      -----------

Net income                                          1,622,886        1,297,326            736,905          698,939

Other comprehensive income:-
  Foreign currency translation adjustments             20,935           14,575             57,168              476
                                                  -----------      -----------        -----------      -----------

      Total comprehensive income                  $ 1,643,821      $ 1,311,901        $   794,073      $   699,415
                                                  ===========      ===========        ===========      ===========
Earnings per share:
  Basic and diluted                               $     0.108      $     0.124        $     0.049      $     0.067
                                                  ===========      ===========        ===========      ===========
Weighted average number of shares outstanding:
  Basic and diluted                                15,000,000       10,500,000         15,000,000       10,500,000
                                                  ===========      ===========        ===========      ===========

ABOUT PACIFIC BEPURE INDUSTRY INC.

The Pacific Bepure footwear label "Baopiao" or "Bepure," is one of the most well known in China, and considered a "Well-Know Trademark". The Company's four lines of "Travel Time" casual and sports shoes are aimed primarily at young women in China's smaller cities, who appreciate their comfort, style and value, as well as special features for which the brand is known, especially hidden height increasing technology. They are manufactured primarily by the Company, and sold in 22 provinces through a growing network of distributors in retail stores and other outlets, as well as on the Internet, and through a distributor to South America. Following a successful reverse merger in late 2009, Pacific Bepure is now a fully reporting company on the U.S. OTC Bulletin Board, where its shares trade under the symbol PBEP.OB. For more information, please visit the Company's website at www.baopiao.com .

Safe Harbor Statement

This press release may contain forward-looking statements which are based upon the current beliefs and expectations of our management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others: changes in the level of consumer spending or preferences or demand for our products; disruptions in the global financial markets; increasing competition; our ability to hire and retain key personnel and our relationship with our employees; our control of competent distributors; effectively carrying out and managing our growth strategy; failure to maintain the value and image of our brand and protect our intellectual property rights; declines in comparable store sales; seasonality; costs of materials and labor; location of our facilities in the same geographic area; manufacturing, supply or distribution difficulties or disruptions; compliance with or changes in laws and regulations; costs as a result of operating as a public company; material weaknesses in internal controls; interest rate and foreign currency risks; general economic and industry conditions, and other risks detailed in our filings with the Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on March 31, 2010.. Our filings with the SEC are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances unless required by applicable laws or regulations.

CONTACTS:

Haiting Li
Chairman and Chief Executive Officer
Pacific Bepure Industry Inc.
Tel: (86 595) 8677 0999
Fax: (86 595) 8677 5388

Ken Donenfeld
DGI Investor Relations
donfgroup@aol.com
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727